SUB-ITEM 77D:  Policies with respect to security investments.

(g) The change in the percentage of total assets that the IVA International Fund intends to invest, under normal market conditions, in equity and debt securities issued by foreign companies and governments is incorporated by reference from Post-Effective Amendment No. 2 to the Registration Statement as filed with the Securities and Exchange Commission on December 18, 2009.